Exhibit 10.63
THE GOLDMAN SACHS AMENDED AND RESTATED
STOCK INCENTIVE PLAN
                     MAKE-WHOLE ONE-TIME RSU AWARD
          This Award Agreement sets forth the terms and conditions of this special ___make-whole one-time award (this “Award”) of restricted stock units (“One-time RSUs”) granted to you under The Goldman Sachs Amended and Restated Stock Incentive Plan (the “Plan”).
          1. The Plan. This Award is made pursuant to the Plan, the terms of which are incorporated in this Award Agreement. Capitalized terms used in this Award Agreement that are not defined in this Award Agreement have the meanings as used or defined in the Plan. References in this Award Agreement to any specific Plan provision shall not be construed as limiting the applicability of any other Plan provision. In light of the U.S. tax rules relating to deferred compensation in Section 409A of the Code, to the extent that you are a United States taxpayer, certain provisions of this Award Agreement and of the Plan shall apply only as provided in Paragraph 15.
          2. Award. The number of One-time RSUs subject to this Award is set forth in the Award Statement delivered to you. An RSU is an unfunded and unsecured promise to deliver (or cause to be delivered) to you, subject to the terms and conditions of this Award Agreement, a share of Common Stock (a “Share”) on the Delivery Date or as otherwise provided herein. Until such delivery, you have only the rights of a general unsecured creditor, and no rights as a shareholder of GS Inc. This Award is conditioned on your executing the related signature card and returning it to the address designated on the signature card and/or by the method designated on the signature card by the date specified, and is subject to all terms, conditions and provisions of the Plan and this Award Agreement, including, without limitation, the arbitration and choice of forum provisions set forth in Paragraph 12. By executing the related signature card (which, among other things, opens the custody account referred to in paragraph 3(b) if you have not done so already), you will have confirmed your acceptance of all of the terms and conditions of this Award Agreement.
          3. Vesting and Delivery.
               (a) Vesting. Except as provided in this Paragraph 3 and in Paragraphs 2, 4, 6, 7, 9, 10 and 15, on each Vesting Date you shall become Vested in the number or percentage of One-time RSUs specified next to such Vesting Date on the Award Statement (which may be rounded to avoid fractional Shares). While continued active Employment is not required in order to receive delivery of the Shares underlying your Outstanding One-time RSUs that are or become Vested, all other terms and conditions of this Award Agreement shall continue to apply to such Vested One-time RSUs, and failure to meet such terms and conditions may result in the termination of this Award (as a result of which no Shares underlying such Vested One-time RSUs would be delivered).
               (b) Delivery.
                    (i) The Delivery Dates with respect to this Award shall be the dates specified (next to the number or percentage of One-time RSUs) as such on your Award Statement if such date is during a Window Period or, if such date is not during a Window Period, the first Trading Day of the first Window Period beginning after such date. For this purpose, a “Trading Day” is a day on which Shares trade regular way on the New York Stock Exchange.

                    (ii) Except as provided in this Paragraph 3 and in Paragraphs 2, 4, 5, 6, 7, 9, 10 and 15, in accordance with Section 3.23 of the Plan, reasonably promptly (but in no case more than thirty (30) Business Days) after each date specified as a Delivery Date (or any other date delivery of Shares is called for hereunder), Shares underlying the number or percentage of your then Outstanding One-time RSUs with respect to which such Delivery Date (or other date) has occurred (which number of Shares may be rounded to avoid fractional Shares) shall be delivered by book entry credit to your Custody Account or to a brokerage account, as approved or required by the Firm. Notwithstanding the foregoing, if you are or become considered by GS Inc. to be one of its “covered employees” within the meaning of Section 162(m) of the Code, then you shall be subject to Section 3.21.3 of the Plan, as a result of which delivery of your Shares may be delayed.
                    (iii) In accordance with Section 1.3.2(i) of the Plan, in the discretion of the Committee, in lieu of all or any portion of the Shares otherwise deliverable in respect of all or any portion of your One-time RSUs, the Firm may deliver cash, other securities, other Awards or other property, and all references in this Award Agreement to deliveries of Shares shall include such deliveries of cash, other securities, other Awards or other property.
                    (iv) In the discretion of the Committee, delivery of Shares may be made initially into an escrow account meeting such terms and conditions as are determined by the Firm and may be held in that escrow account until such time as the Committee has received such documentation as it may have requested or until the Committee has determined that any other conditions or restrictions on delivery of Shares required by this Award Agreement have been satisfied. By accepting your One-time RSUs, you have agreed on behalf of yourself (and your estate or other permitted beneficiary) that the Firm may establish and maintain an escrow account on such terms and conditions (which may include, without limitation, your executing any documents related to, and your paying for any costs associated with, such escrow account) as the Firm may deem necessary or appropriate. Any such escrow arrangement shall, unless otherwise determined by the Firm, provide that (A) the escrow agent shall have the exclusive authority to vote such Shares while held in escrow and (B) dividends paid on such Shares held in escrow may be accumulated and shall be paid as determined by the Firm in its discretion.
               (c) Death. Notwithstanding any other Paragraph of this Award Agreement (except Paragraphs 9(i) and 15), if you die prior to the Delivery Date, the Shares underlying your then Outstanding One-time RSUs shall be delivered to the representative of your estate as soon as practicable after the date of death and after such documentation as may be requested by the Committee is provided to the Committee. The Committee may adopt procedures pursuant to which you may be permitted to specifically bequeath some or all of your Outstanding One-time RSUs under your will to an organization described in Sections 501(c)(3) and 2055(a) of the Code (or such other similar charitable organization as may be approved by the Committee).
          4. Termination of One-time RSUs and Non-Delivery of Shares.
               (a) Unless the Committee determines otherwise, and except as provided in Paragraphs 3(c), 6, 7, and 9(g), if your Employment terminates for any reason or you otherwise are no longer actively employed with the Firm, your rights in respect of your One-time RSUs that were Outstanding but that had not yet become Vested immediately prior to your termination of Employment immediately shall terminate, such One-time RSUs shall cease to be Outstanding and no Shares shall be delivered in respect thereof.
               (b) Unless the Committee determines otherwise, and except as provided in Paragraphs 6 and 7, your rights in respect of all of your Outstanding One-time RSUs (whether or not Vested) immediately shall terminate, such One-time RSUs shall cease to be Outstanding and no Shares shall be delivered in respect thereof if:
                    (i) you attempt to have any dispute under the Plan or this Award Agreement resolved in any manner that is not provided for by Paragraph 12 or Section 3.17 of the Plan;

                    (ii) any event that constitutes Cause has occurred;
                    (iii) (A) you, in any manner, directly or indirectly, (1) Solicit any Client to transact business with a Competitive Enterprise or to reduce or refrain from doing any business with the Firm, (2) interfere with or damage (or attempt to interfere with or damage) any relationship between the Firm and any Client, (3) Solicit any person who is an employee of the Firm to resign from the Firm or to apply for or accept employment with any Competitive Enterprise or (4) on behalf of yourself or any person or Competitive Enterprise hire, or participate in the hiring of, any Selected Firm Personnel or identify, or participate in the identification of, Selected Firm Personnel for potential hiring, whether as an employee or consultant or otherwise, or (B) Selected Firm Personnel are Solicited, hired or accepted into partnership, membership or similar status (1) by a Competitive Enterprise that you form, that bears your name, in which you are a partner, member or have similar status, or in which you possess or control greater than a de minimis equity ownership, voting or profit participation or (2) by any Competitive Enterprise where you have, or are intended to have, direct or indirect managerial or supervisory responsibility for such Selected Firm Personnel;
                    (iv) you fail to certify to GS Inc., in accordance with procedures established by the Committee, that you have complied, or the Committee determines that you in fact have failed to comply, with all the terms and conditions of the Plan and this Award Agreement. By accepting the delivery of Shares under this Award Agreement, you shall be deemed to have represented and certified at such time that you have complied with all the terms and conditions of the Plan and this Award Agreement;
                    (v) the Committee determines that you failed to meet, in any respect, any obligation you may have under any agreement between you and the Firm, or any agreement entered into in connection with your Employment with the Firm, including, without limitation, any offer letter, employment agreement or any shareholders’ agreement to which other similarly situated employees of the Firm are a party;
                    (vi) as a result of any action brought by you, it is determined that any of the terms or conditions for delivery of Shares in respect of this Award Agreement are invalid; or
                    (vii) your Employment terminates for any reason or you otherwise are no longer actively employed with the Firm and an entity to which you provide services grants you cash, equity or other property (whether vested or unvested) to replace, substitute for or otherwise in respect of any Outstanding One-time RSUs.
For purposes of the foregoing, the term “Selected Firm Personnel” means: (i) any Firm employee or consultant (A) with whom you personally worked while employed by the Firm, or (B) who at any time during the year immediately preceding your termination of Employment with the Firm, worked in the same division in which you worked; and (ii) any Managing Director of the Firm. For the avoidance of doubt, failure to pay or reimburse the Firm, upon demand, for any amount you owe to the Firm shall constitute (i) failure to meet an obligation you have under an agreement referred to in Paragraph 4(b)(v) regardless of whether such obligation arises under a written agreement, and/or (ii) a material violation of Firm policy constituting Cause referred to in Paragraph 4(b)(ii)).
          5. Repayment. The provisions of Section 2.6.3 of the Plan (which requires Award recipients to repay to the Firm amounts delivered to them if the Committee determines that all terms and conditions of this Award Agreement in respect of such delivery were not satisfied) shall apply to this Award.
          6. Extended Absence, Retirement and Downsizing.
               (a) Notwithstanding any other provision of this Award Agreement, but subject to Paragraph 6(b), in the event of the termination of your Employment (determined as described in Section 1.2.19 of the Plan) by reason of Extended Absence or Retirement (as defined below), the condition set forth in

Paragraph 4(a) shall be waived with respect to any One-time RSUs that were Outstanding but that had not yet become Vested immediately prior to such termination of Employment (as a result of which such One-time RSUs shall become Vested), but all other terms and conditions of this Award Agreement shall continue to apply. Notwithstanding anything to the contrary in the Plan or otherwise, “Retirement” means termination of your Employment (other than for Cause) on or after the Date of Grant at a time when (i) the sum of your age plus years of service with the Firm (as determined by the Committee in its sole discretion) equals or exceeds 60 and (ii) you have completed at least ten (10) years of service with the Firm (as determined by the Committee in its sole discretion).
               (b) Without limiting the application of Paragraph 4(b), your rights in respect of your Outstanding One-time RSUs that become Vested in accordance with Paragraph 6(a) immediately shall terminate, such Outstanding One-time RSUs shall cease to be Outstanding, and no Shares shall be delivered in respect thereof if, prior to the original Vesting Date with respect to such One-time RSUs, you (i) form, or acquire a 5% or greater equity ownership, voting or profit participation interest in, any Competitive Enterprise, or (ii) associate in any capacity (including, but not limited to, association as an officer, employee, partner, director, consultant, agent or advisor) with any Competitive Enterprise. Notwithstanding the foregoing, unless otherwise determined by the Committee in its discretion, this Paragraph 6(b) will not apply if your termination of Employment by reason of Extended Absence or Retirement is characterized by the Firm as “involuntary” or by “mutual agreement” other than for Cause and if you execute such a general waiver and release of claims and an agreement to pay any associated tax liability, both as may be prescribed by the Firm or its designee. No termination of Employment initiated by you, including any termination claimed to be a “constructive termination” or the like or a termination for good reason, will constitute an “involuntary” termination of Employment or a termination of Employment by “mutual agreement.”
               (c) Notwithstanding any other provision of this Award Agreement and subject to your executing such general waiver and release of claims and an agreement to pay any associated tax liability, both as may be prescribed by the Firm or its designee, if your Employment is terminated without Cause solely by reason of a “downsizing,” the condition set forth in Paragraph 4(a) shall be waived with respect to your One-time RSUs that were Outstanding but that had not yet become Vested immediately prior to such termination of Employment (as a result of which such One-time RSUs shall become Vested), but all other conditions of this Award Agreement shall continue to apply. Whether or not your Employment is terminated solely by reason of a “downsizing” shall be determined by the Firm in its sole discretion. No termination of Employment initiated by you, including any termination claimed to be a “constructive termination” or the like or a termination for good reason, will be solely by reason of a “downsizing.”
          7. Change in Control. Notwithstanding anything to the contrary in this Award Agreement (except Paragraphs 9(i) and 15), in the event a Change in Control shall occur and within 18 months thereafter the Firm terminates your Employment without Cause or you terminate your Employment for Good Reason, all Shares underlying your then Outstanding One-time RSUs, whether or not Vested, shall be delivered.
          8. Dividend Equivalent Rights. Each One-time RSU shall include a Dividend Equivalent Right. Accordingly, with respect to each of your Outstanding One-time RSUs, at or after the time of distribution of any regular cash dividend paid by GS Inc. in respect of a Share the record date for which occurs on or after the Date of Grant, you shall be entitled to receive an amount (less applicable withholding) equal to such regular dividend payment as would have been made in respect of the Share underlying such Outstanding One-time RSU. Payment in respect of a Dividend Equivalent Right shall be made only with respect to One- time RSUs that are Outstanding on the relevant record date. Each Dividend Equivalent Right shall be subject to the provisions of Section 2.8.2 of the Plan.

          9. Certain Additional Terms, Conditions and Agreements.
               (a) The delivery of Shares is conditioned on your satisfaction of any applicable withholding taxes in accordance with Section 3.2 of the Plan. To the extent permitted by applicable law, the Firm, in its sole discretion, may require you to provide amounts equal to all or a portion of any Federal, State, local, foreign or other tax obligations imposed on you or the Firm in connection with the grant, vesting or delivery of this Award by requiring you to choose between remitting such amount (i) in cash (or through payroll deduction or otherwise) or (ii) in the form of proceeds from the Firm’s executing a sale of Shares delivered to you pursuant to this Award. In addition, if you are an individual with separate employment contracts (at any time during and/or after the Firm’s ___fiscal year), the Firm may, in its sole discretion, require you to provide for a reserve in an amount the Firm determines is advisable or necessary in connection with any actual, anticipated or potential tax consequences related to your separate employment contracts by requiring you to choose between remitting such amount (i) in cash (or through payroll deduction or otherwise) or (ii) in the form of proceeds from the Firm’s executing a sale of Shares delivered to you pursuant to this Award (or any other Outstanding Awards under the Plan). In no event, however, shall any choice you may have under the preceding two sentences determine, or give you any discretion to affect, the timing of the delivery of Shares or the timing of payment of tax obligations.
               (b) If you are or become a Managing Director, your rights in respect of the One-time RSUs are conditioned on your becoming a party to any shareholders’ agreement to which other similarly situated employees of the Firm are a party.
               (c) Your rights in respect of your One-time RSUs are conditioned on the receipt to the full satisfaction of the Committee of any required consents (as described in Section 3.3 of the Plan) that the Committee may determine to be necessary or advisable.
               (d) You understand and agree, in accordance with Section 3.3 of the Plan, by accepting this Award, you have expressly consented to all of the items listed in Section 3.3.3(d) of the Plan, which are incorporated herein by reference.
               (e) You understand and agree, in accordance with Section 3.22 of the Plan, by accepting this Award you have agreed to be subject to the Firm’s policies in effect from time to time concerning trading in Shares and hedging or pledging Shares and equity-based compensation or other awards (including, without limitation, the Firm’s “Policies With Respect to Transactions Involving GS Shares, Equity Awards and GS Options by Persons Affiliated with GS Inc.”), and confidential or proprietary information, and to effect sales of Shares delivered to you in respect of your One-time RSUs in accordance with such rules and procedures as may be adopted from time to time with respect to sales of such Shares (which may include, without limitation, restrictions relating to the timing of sale requests, the manner in which sales are executed, pricing method, consolidation or aggregation of orders and volume limits determined by the Firm). In addition, you understand and agree that you shall be responsible for all brokerage costs and other fees or expenses associated with your One-time RSU Award, including without limitation, such brokerage costs or other fees or expenses in connection with the sale of Shares delivered to you hereunder.
               (f) GS Inc. may affix to Certificates representing Shares issued pursuant to this Award Agreement any legend that the Committee determines to be necessary or advisable (including to reflect any restrictions to which you may be subject under a separate agreement with GS Inc.). GS Inc. may advise the transfer agent to place a stop order against any legended Shares.
               (g) Without limiting the application of Paragraph 4(b), if:
                    (i) your Employment with the Firm terminates solely because you resigned to accept employment at any U.S. Federal, state or local government, any non-U.S. government, any supranational or international organization, any self-regulatory organization or any agency, or instrumentality of any such government or organization, or any other employer determined by the Committee, and as a result of such employment, your continued holding of your Outstanding One-time RSUs would result in an actual or perceived conflict of interest (“Conflicted Employment”); or
                    (ii) following your termination of Employment other than described in Paragraph 9(g)(i), you notify the Firm that you have accepted or intend to accept Conflicted Employment at a time when you continue to hold Outstanding One-time RSUs;
then, in the case of Paragraph 9(g)(i) above only, the condition set forth in Paragraph 4(a) shall be waived with respect to any One-time RSUs you then hold that had not yet become Vested (as a result of which such One-time RSUs shall become Vested) and, in the case of Paragraphs 9(g)(i) and 9(g)(ii) above, at the sole discretion of the Firm, you shall receive either a lump sum cash payment in respect of, or delivery of the Shares underlying, your then Outstanding Vested One-time RSUs, in each case as soon as practicable after the Committee has received satisfactory documentation relating to your Conflicted Employment.
               (h) In addition to and without limiting the generality of the provisions of Section 1.3.5 of the Plan, neither the Firm nor any Covered Person shall have any liability to you or any other person for any action taken or omitted in respect of this or any other Award.
               (i) Notwithstanding any other provision of this Award Agreement, the Plan or otherwise, by accepting your One-time RSUs, you understand and agree that, if you are or become a “senior executive officer” (as defined in the regulations promulgated under the Emergency Economic Stabilization Act of 2008 (the Act, together with the regulations, the “EESA”)):
                    (i) No term or condition will apply to your One-time RSUs to the extent that such term or condition would result in a violation of the Firm’s obligations under the U.S. Treasury’s TARP Capital Purchase Program (the “CPP”), as determined by the Firm in its sole discretion;
                    (ii) The Firm reserves the right to add any terms or conditions to your One-time RSUs as the Firm deems necessary in its sole discretion to satisfy the Firm’s obligations under the CPP;
                    (iii) You will be required to repay any Shares delivered pursuant to any One-time RSUs, in accordance with Paragraph 5 and Section 2.6.3 of the Plan, as the Firm deems necessary in its sole discretion to satisfy the Firm’s obligations under the CPP; and
                    (iv) You agree to waive any claim against the United States or the Firm for any amendments to your One-time RSUs that the Firm deems necessary in its sole discretion to satisfy its obligations under the CPP. This waiver includes all claims you may have under the laws of the United States or any state related to the requirements imposed by the EESA, including without limitation a claim for any compensation or other payments you would otherwise receive, any challenge to the process by which the EESA was adopted and any tort or constitutional claim about the effect of the EESA on your employment relationship.
          10. Right of Offset. Except as provided in Paragraph 15(h), the obligation to deliver Shares under this Award Agreement is subject to Section 3.4 of the Plan, which provides for the Firm’s right to offset against such obligation any outstanding amounts you owe to the Firm and any amounts the Committee deems appropriate pursuant to any tax equalization policy or agreement.
          11. Amendment. The Committee reserves the right at any time to amend the terms and conditions set forth in this Award Agreement, and the Board may amend the Plan in any respect; provided that, notwithstanding the foregoing and Sections 1.3.2(f), 1.3.2(g) and 3.1 of the Plan, no such amendment shall materially adversely affect your rights and obligations under this Award Agreement without your consent; and

provided further that the Committee expressly reserves its rights to amend the Award Agreement and the Plan as described in Sections 1.3.2(h)(1), (2) and (4) of the Plan. For the avoidance of doubt, your acceptance of Paragraph 9(i) constitutes your consent to any amendments (including amendments which materially adversely affect your rights and obligations) to your One-time RSUs contemplated under such Paragraph. Any amendment of this Award Agreement shall be in writing signed by an authorized member of the Committee or a person or persons designated by the Committee.
          12. Arbitration; Choice of Forum. BY ACCEPTING THIS AWARD, YOU UNDERSTAND AND AGREE THAT THE ARBITRATION AND CHOICE OF FORUM PROVISIONS SET FORTH IN SECTION 3.17 OF THE PLAN, WHICH ARE EXPRESSLY INCORPORATED HEREIN BY REFERENCE AND WHICH, AMONG OTHER THINGS, PROVIDE THAT ANY DISPUTE, CONTROVERSY OR CLAIM BETWEEN THE FIRM AND YOU ARISING OUT OF OR RELATING TO OR CONCERNING THE PLAN OR THIS AWARD AGREEMENT SHALL BE FINALLY SETTLED BY ARBITRATION IN NEW YORK CITY, PURSUANT TO THE TERMS MORE FULLY SET FORTH IN SECTION 3.17 OF THE PLAN, SHALL APPLY.
          13. Non-transferability. Except as otherwise may be provided in this Paragraph or as otherwise may be provided by the Committee, the limitations on transferability set forth in Section 3.5 of the Plan shall apply to this Award. Any purported transfer or assignment in violation of the provisions of this Paragraph 13 or Section 3.5 of the Plan shall be void. The Committee may adopt procedures pursuant to which some or all recipients of One-time RSUs may transfer some or all of their One-time RSUs through a gift for no consideration to any child, stepchild, grandchild, parent, stepparent, grandparent, spouse, sibling, niece, nephew, mother-in-law, father-in-law, son-in-law, daughter-in-law, brother-in-law or sister-in-law, including adoptive relationships, any person sharing the recipient’s household (other than a tenant or employee), a trust in which these persons have more than 50% of the beneficial interest, and any other entity in which these persons (or the recipient) own more than 50% of the voting interests.
          14. Governing Law. THIS AWARD SHALL BE GOVERNED BY AND CONSTRUED IN ACCORDANCE WITH THE LAWS OF THE STATE OF NEW YORK, WITHOUT REGARD TO PRINCIPLES OF CONFLICT OF LAWS.
          15. Compliance of Award Agreement and Plan With Section 409A. The provisions of this Paragraph 15 apply to you only if you are a United States taxpayer.
               (a) References in this Award Agreement to “Section 409A” refer to Section 409A of the Code, including any amendments or successor provisions to that Section and any regulations and other administrative guidance thereunder, in each case as they, from time to time, may be amended or interpreted through further administrative guidance. This Award Agreement and the Plan provisions that apply to this Award are intended and shall be construed to comply with Section 409A (including the requirements applicable to, or the conditions for exemption from treatment as, a “deferral of compensation” or “deferred compensation” as those terms are defined in the regulations under Section 409A (“409A deferred compensation”), whether by reason of short-term deferral treatment or other exceptions or provisions). The Committee shall have full authority to give effect to this intent. To the extent necessary to give effect to this intent, in the case of any conflict or potential inconsistency between the provisions of the Plan (including, without limitation, Sections 1.3.2 and 2.1 thereof) and this Award Agreement, the provisions of this Award Agreement shall govern, and in the case of any conflict or potential inconsistency between this Paragraph 15 and the other provisions of this Award Agreement, this Paragraph 15 shall govern; provided, however, in the case of any conflict or potential inconsistency between this Paragraph 15 and Paragraph 9(i), Paragraph 9(i) shall govern.
               (b) Delivery of Shares shall not be delayed beyond the date on which all applicable conditions or restrictions on delivery of Shares in respect of your One-time RSUs required by this Agreement (including, without limitation, those specified in Paragraphs 3(b) and (c), 6(b) and (c) (execution of waiver and release of claims and agreement to pay associated tax liability) and 9 and the consents and other items specified in Section 3.3 of the Plan) are satisfied, and shall occur by March 15 of the calendar year in which the Delivery Date occurs unless, in order to permit such conditions or restrictions to be satisfied, the Committee elects, pursuant to Treasury Regulations section (“Reg.”) 1.409A-1(b)(4)(i)(D) or otherwise as may be permitted in accordance with Section 409A, to delay delivery of Shares to a later date within the same calendar year or to such later date as may be permitted under Section 409A, including, without limitation, Regs. 1.409A-2(b)(7) (in conjunction with Section 3.21.3 of the Plan pertaining to Code Section 162(m)) and 1.409A-3(d).
               (c) Notwithstanding the provisions of Paragraph 3(b)(iii) and Section 1.3.2(i) of the Plan, to the extent necessary to comply with Section 409A, any securities, other Awards or other property that the Firm may deliver in respect of your One-time RSUs shall not have the effect of deferring delivery or payment, income inclusion, or a substantial risk of forfeiture, beyond the date on which such delivery, payment or inclusion would occur or such risk of forfeiture would lapse, with respect to the Shares that would otherwise have been deliverable (unless the Committee elects a later date for this purpose pursuant to Reg. 1.409A-1(b)(4)(i)(D) or otherwise as may be permitted under Section 409A, including, without limitation and to the extent applicable, the subsequent election provisions of Section 409A(a)(4)(C) of the Code and Reg. 1.409A-2(b)).
               (d) Notwithstanding the timing provisions of Paragraph 3(c), the delivery of Shares referred to therein shall be made after the date of death and during the calendar year that includes the date of death (or on such later date as may be permitted under Section 409A).
               (e) The delivery of Shares referred to in Paragraph 7 shall occur on the earlier of (i) the Delivery Date or (ii) within the calendar year in which the termination of Employment occurs; provided, however, that, if you are a “specified employee” (as defined by the Firm in accordance with Section 409A(a)(2)(i)(B) of the Code), delivery shall occur on the earlier of the Delivery Date or (to the extent required to avoid the imposition of additional tax under Section 409A) the date that is six months after your termination of Employment (or, if the latter date is not during a Window Period, the first trading day of the next Window Period). For purposes of Paragraph 7, references in this Award Agreement to termination of Employment mean separation from service (as defined by the Firm in accordance with Section 409A).
               (f) Notwithstanding any provision of Paragraph 8 or Section 2.8.2 of the Plan to the contrary, the Dividend Equivalent Rights with respect to each of your Outstanding One-time RSUs shall be paid to you within the calendar year that includes the date of distribution of any corresponding regular cash dividends paid by GS Inc. in respect of a Share the record date for which occurs on or after the Date of Grant. The payment shall be in an amount (less applicable withholding) equal to such regular dividend payment as would have been made in respect of the Shares underlying such Outstanding One-time RSUs.
               (g) The timing of delivery or payment referred to in Paragraph 9(g) shall be the earlier of (i) the Delivery Date or (ii) within the calendar year in which the Committee receives satisfactory documentation relating to your Conflicted Employment, provided that such delivery or payment shall be made only at such time as, and if and to the extent that it, as reasonably determined by the Firm, would not result in the imposition of any additional tax to you under Section 409A.
               (h) Paragraph 10 and Section 3.4 of the Plan shall not apply to Awards that are 409A deferred compensation.
               (i) Delivery of Shares in respect of any Award may be made, if and to the extent elected by the Committee, later than the Delivery Date or other date or period specified hereinabove (but, in the case of any Award that constitutes 409A deferred compensation, only to the extent that the later delivery is permitted under Section 409A).

          16. Headings. The headings in this Award Agreement are for the purpose of convenience only and are not intended to define or limit the construction of the provisions hereof.
          IN WITNESS WHEREOF, GS Inc. has caused this Award Agreement to be duly executed and delivered as of the Date of Grant.

THE GOLDMAN SACHS GROUP, INC.

By:
Name:
Title: